3993 Howard Hughes Parkway Suite 600 Las Vegas, Nevada 89169-5996
Our File Number: 48072-00001

June 24, 2008

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Westside Energy Corporation/Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special legal counsel for Westside Energy Corporation, a Nevada corporation (the “Company”), and are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of up to 37,310,000 shares of the Common Stock, $0.01 par value (“Common Stock”), of the Company that may be issued pursuant to the Company’s 2008 Long Term Incentive Plan (the “2008 Plan”).

We have examined such instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We have also examined that certain definitive proxy statement as filed with the Securities and Exchange Commission by the Company on Schedule 14A Information on May 28, 2008 related to a meeting of the Company’s stockholders to be held on June 26, 2008. At such meeting, the stockholders will, among other matters, consider and vote upon (a) a proposal to adopt the 2008 Plan and (b) a proposal to amend the Company’s articles of incorporation to increase the authorized number of shares of the Company’s common stock to 500 million. Both such matters have been previously approved and adopted by the Company’s board of directors.

Based on such examination and subject to the qualifications set forth below, we are of the opinion that the 37,310,000 shares of Common Stock that may be issued under the 2008 Plan are duly authorized shares of the Company’s Common Stock, and, if, as and when issued against receipt of the consideration therefor in accordance with the provisions of the 2008 Plan and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

Our opinion is qualified in its entirety upon the (a) Company’s stockholders approving and adopting the 2008 Plan and the amendment to the Company’s articles of incorporation as described above and in the form as previously adopted by the Company’s board of directors and (b) the proper filing of the amendment to the Company’s articles of incorporation with the Secretary of State of Nevada.

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PHOENIX    •    TUCSON    •    LAS VEGAS    •    RENO    •    ALBUQUERQUE

www.lewisandroca.com

June 24, 2008 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully Submitted,

/s/ Lewis and Roca LLP

Lewis and Roca LLP